EXHIBIT 1

ADP SETS THE RECORD STRAIGHT AND ADDRESSES PERSHING
SQUARE’S FALSE AND MISLEADING CLAIMS WITH FACTS
ROSELAND, NJ, November 1, 2017 – ADP (NASDAQ: ADP) today issued the following statement:
ADP’s Annual Meeting of Stockholders is rapidly approaching on November 7. The Company urges all ADP stockholders to protect the value of their investment by voting online or by phone today using the WHITE proxy card in support of ADP’s 10 highly qualified directors.
Throughout this proxy contest, Pershing Square has continued to distort the facts and mislead the investing public in an attempt to discredit ADP. ADP strongly rejects the false and reckless claims made by Pershing Square’s Bill Ackman, and believes it is imperative to set the record straight for investors.
Pershing Square Claims Vs. ADP Facts
×	Claim: ADP initiated the proxy fight.
✓	Fact: Bill Ackman first contacted ADP with a phone call on August 1 – only nine days before ADP’s nomination deadline – requesting an extension for the nomination deadline, and stating that he planned to nominate five directors, including himself, to ADP’s 10-member Board of Directors. He also said CEO Carlos Rodriguez should be replaced. The full Board offered to meet before August 10, but Mr. Ackman declined because he said he wasn’t ready with his presentation, and in any case, he was leaving on a vacation on the evening of August 3.
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×	Claim: Pershing Square owns 8.3% of ADP’s common stock.
✓	Fact: Pershing Square announced an economic stake of 8.3% in August, the vast majority of which is held in derivatives, which cannot be voted at the upcoming meeting. In actual fact, as of the record date, Pershing Square owns only about 2% of ADP’s common stock and can only vote those shares.
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×	Claim: CDK’s margins are higher than ADP’s and demonstrate that ADP is underachieving its margin expansion opportunity.
✓	Fact: Margin comparisons between ADP and CDK Global are misleading. In its adjusted margin calculation, CDK excludes stock compensation, depreciation and amortization, and transformation expenses – all of which are included in ADP’s adjusted EBIT margin. When the two companies’ FY 2017 margins are analyzed on a comparable basis by excluding pass-throughs, ADP’s adjusted EBIT margin is actually 200 basis points higher than CDK’s.
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x	Claim: “Operational Margins” do not appropriately capture ADP profitability.
✓	Fact: ADP’s approach to calculating operational margin contribution is the most relevant way to assess progress in ADP’s business. ADP expects operational margin contribution to adjusted EBIT margin of 500 basis points from FY 2017 to FY 2020. Isolating the impact of PEO pass-throughs and client funds on adjusted EBIT margin is consistent with margin disclosures historically provided in ADP’s financial results and guidance, and best captures progress in ADP’s underlying operations
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x	Claim: ADP has lost thousands of Enterprise clients to competitors.
✓	Fact: ADP’s Enterprise client count between FY 2009 and FY 2017 has remained largely consistent and ADP’s overall client retention has remained above 90% every year since FY 2011. ADP has also gained client share across every major category of the HCM market in which it competes, from FY2011 through FY2017.
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x	Claim: ADP’s labor productivity is flat.
✓	Fact: ADP’s investments in technology and service have resulted in ongoing productivity gains. From FY 2011 to FY 2017, ADP’s gross revenue per full-time employee grew at a 2% compound annual growth rate (CAGR) to $215,000, and adjusted EBIT per full-time employee, excluding client funds, grew at a 7% CAGR. Additionally, new business bookings have increased at a 7% CAGR from FY 2011 to FY 2017 while ADP’s sales force only grew at a 4% CAGR over the same period.
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x	Claim: ADP’s technology is outdated and not competitive.
✓	Fact: 83% of ADP clients are on cloud-based strategic platforms and ADP shifted its strategy to primarily focus on organic, innovation-driven growth and increased investment in R&D innovation from $150 million in FY 2011 to $450 million in FY 2017, a 20% CAGR.
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x	Claim: ADP is not committed to reducing spend on legacy products.
✓	Fact: ADP has retired/divested 13 major legacy platforms since FY 2011. During this period, ADP has shifted spend on innovation from 28% to 52% of its total R&D investment.
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x	Claim: ADP has too many real estate locations and a sprawling and subscale current service structure.
✓	Fact: ADP has consolidated 29 net operations locations in FY 2017 (55% of total planned exits) as part of its Service Alignment Initiative.

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×	Claim: ADP’s Total Shareholder Return (TSR) is overstated.
✓	Fact: ADP’s TSR has consistently outperformed the market. Since November 9, 2011, ADP has generated TSR of 203%, compared to the S&P 500 at 128% and its HCM peer companies at 153%. ADP also has outperformed the S&P 500 over 1-, 3-, and 5-year periods, and has returned $11.3 billion of cash to its shareholders since FY 2011 through dividends and share repurchases.
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×	Claim: ADP’s Board is stale and needs fresh perspectives.
✓	Fact: ADP has a deliberate program of refreshment to achieve a balance of leadership continuity and fresh perspectives – since 2014 ADP has added four new independent Directors with additive skills aligned to ADP’s strategy. The Board’s average tenure as of the Annual Meeting is 6.8 years, well below the S&P 500 average of 8.3 years.
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×	Claim: ADP’s Board does not have the right talent.
✓	Fact: ADP’s Directors have a deep understanding of the HCM marketplace and ADP’s competitive position. Seven of 10 Directors are current or former CEOs, CFOs, or COOs of major public companies. A number of Directors have significant technology experience and broad strategic planning and international expertise.
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Investors are encouraged to review ADP’s investor presentation for a comprehensive view of the company’s strategy, management’s strong execution and the Board’s proactive stewardship. The presentation and other helpful materials are publicly available on ADP’s Investor Relations website and at www.VoteADP.com.
Your vote requires an important decision about whether ADP has the right Board and the right strategy. ADP urges shareholders to protect their investment and vote using the WHITE proxy card to re-elect all of the Company’s 10 highly qualified and experienced directors.

Time is Short.
Please vote today online or by phone by following the directions on your WHITE proxy card.
If you have questions, or need assistance in voting your shares, please contact:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free:
(877) 750-0510
Banks and Brokers Call Collect:
(212) 750-5833
REMEMBER:
Discard any Gold proxy card that you may receive from Pershing Square.
Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.
ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC. All other marks are the property of their respective owners.
Copyright © 2017 ADP, LLC. All rights reserved.
ADP-Media
SAFE HARBOR STATEMENT
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations;

overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.
ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free: (877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.
CONTACTS:
Investors:
Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com
Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com
Media:
Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com
George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com